Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                  THE PERKIN-ELMER CORPORATION
     (Exact name of registrant as specified in its charter)

               New York                           06-0490270
     (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)            Identification Number)


                         761 MAIN AVENUE
                NORWALK, CONNECTICUT  06859-0001
  (Address of Principal Executive Offices, including Zip Code)


                  THE PERKIN-ELMER CORPORATION
                    1996 STOCK INCENTIVE PLAN
                    (Full Title of the Plan)


                        WILLIAM B. SAWCH
          Vice President, General Counsel and Secretary
                  THE PERKIN-ELMER CORPORATION
                         761 Main Avenue
                 Norwalk, Connecticut 06859-0001
                         (203) 762-1000
   (Name, address, and telephone number of agent for service)

                 CALCULATION OF REGISTRATION FEE

                                     Proposed   Proposed
  Title of Securities                Maximum    Maximum
   to be Registered       Amount     Offering   Aggregate  Amount of
                          to be      Price Per  Offering   Registration
                          Registered Share (1)  Price (1)  Fee

  Common Stock, $1.00     1,500,000   $53.75   $80,625,000  $24,431.82
     Par Value (2)

1. Pursuant to Rule 457(h)(1) and Rule 457(c), the proposed maximum offering price per share and the registration fee are based upon the reported average of the high and low prices for the common stock of the Registrant (the "Common Stock") on the New York Stock Exchange on October 29,1996. The maximum offering price per share is estimated solely for purposes of calculating the registration fee.
2. This Registration Statement also pertains to rights to purchase Participating Preferred Stock of the Registrant (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock, and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.


Item   2.    Registrant  Information  and  Employee  Plan  Annual
Information.


                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

       The   following   documents  filed  by  The   Perkin-Elmer
Corporation  (the  "Company") with the  Securities  and  Exchange
Commission   (the   "Commission")  are   incorporated   in   this
Registration Statement by reference:

           (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

           (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10-
12B/A dated October 27, 1993, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities  offered  have  been sold  or  which  deregisters  all
securities   then  remaining  unsold  shall  be  deemed   to   be
incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.


Item 5.   Interests of Named Experts and Counsel.

      Legal matters in connection with the shares of Common Stock subject to issuance pursuant to The Perkin-Elmer Corporation 1996 Stock Incentive Plan have been passed upon by William B. Sawch, Vice President, General Counsel and Secretary of the Company. Mr. Sawch owns Common Stock of the Company and options to purchase Common Stock of the Company with an aggregate value in excess of $50,000.


Item 6.   Indemnification of Directors and Officers.

     Article Twelfth of the Restated Certificate of Incorporation of the Company states:

          TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director unless the elimination or limitation of liability is expressly prohibited by the New York Business Corporation Law as currently in effect or as it may be amended. No amendment, modification, or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such change.

      Article 52 of the By-laws of the Company, as amended and restated, states:

          Indemnification. Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to, or called as a witness or asked to submit information in, any action or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given  its  prior
     consent to such settlement or other disposition. In this by-law, reference to an action or proceeding includes, without limitation, any pending or threatened action, proceeding, hearing or investigation, whether civil or criminal, whether judicial, administrative or legislative in nature and whether or not in the nature of a direct or a shareholders' derivative action brought by or on behalf of the Corporation or any other corporation or enterprise which the director or officer of the corporation serves at the Corporation's request.

          The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

          The Corporation shall also promptly pay or reimburse such person for all expenses, including fees and expenses of counsel, reasonably incurred by such person in successfully enforcing his or her rights pursuant to this by-law.

          Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation certificate of incorporation, by-law, insurance policy, contract or otherwise.

          Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

          The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in
     accordance  with  the provisions of this  by-law.   The
     indemnification of any person provided by this by-law shall continue after such person has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

          The Corporation is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors and officers of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

          In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

          For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

          A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this by-law shall be entitled to indemnification as authorized in such paragraph. Except as provided in the preceding sentence and unless ordered by a court, any indemnification under this by-law shall be made by the Corporation if, and only if, authorized in the specific case:

     (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director, officer or employee has met the standard of conduct set forth in the first paragraph of this by-law, or

     (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

          (a) By the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in the first paragraph of this by-law, has been met by such director, officer or employee, or

          (b) By the shareholders upon a finding that the director, officer or employee has met the applicable standard of conduct set forth in such paragraph.

          If any action with respect to indemnification of directors and officers is taken by way of amendment of these by-laws, resolution of directors, or by agreement, the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

      Sections 721 through 726 of the Business Corporation Law of the State of New York permit indemnification of directors and officers pursuant to such By-law provision. The statute further permits the Company to insure itself for such indemnification.

       The   Company   maintains  liability  and  indemnification
insurance policies covering all officers and directors of the Company.


Item 7.   Exemption from Registration Claimed.

          Not applicable
 .

Item 8.   Exhibits.

     Exhibit 4(1)       -       Three  Year Credit Agreement
                    dated June 1, 1994 among Morgan Guaranty
                    Trust  Company, certain banks  named  in
                    such Agreement, and the Corporation,  as
                    amended  July 20, 1995 (Incorporated  by
                    reference   to  Exhibit  4(1)   to   the
                    Company's Annual Report on Form 10-K for
                    the  fiscal  year ended  June  30,  1995
                    (Commission file number 1-4389)).

     Exhibit 4(2)       -      Shareholder Protection Rights
                    Agreement  dated April 30, 1989  between
                    the  Company and The First National Bank
                    of  Boston (Incorporated by reference to
                    Exhibit   4  to  the  Company's  Current
                    Report on Form 8-K dated April 20,  1989
                    (Commission file number 1-4389)).

     Exhibit 5            -     Opinion of William B. Sawch,
                    Esq. (including Consent).

     Exhibit 23(1)     -      Consent of Price Waterhouse.

     Exhibit 23(2)      -  Consent of William B. Sawch, Esq.
                    (included in Exhibit 5).

     Exhibit 24           -     Power of Attorney (contained
                    on the signature pages hereof).

     Exhibit 99           -     The Perkin-Elmer Corporation
                    1996 Stock Incentive Plan.


Item 9.   Undertakings.

     (a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include  any prospectus required  by  Section
     10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on October 30 , 1996.

                              THE PERKIN-ELMER CORPORATION



                              By:/s/   William B. Sawch
                                    William B. Sawch
                                    Vice President, General
                                    Counsel and Secretary


                        POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen
O. Jaeger and William B. Sawch, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/   Tony L.White                       Chairman of the Board,          October 30, 1996
Tony L. White                            President and Chief
                                         Executive Officer
                                         (Principal Executive Officer)


/s/  Stephen O. Jaeger                   Vice    President,              October 30, 1996
Stephen O. Jaeger                        Chief Financial Officer
                                         and Treasurer (Principal
                                         Financial Officer)


/s/ John B. McBennett                    Corporate Controller            October 30, 1996
John B. McBennett                        (Principal Accounting
                                         Officer)


/s/ Joseph F. Abely,Jr.                  Director                        October 30, 1996
Joseph F. Abely, Jr.


/s/ Richard H. Ayers                     Director                        October 30, 1996
Richard H. Ayers


/s/ Jean-Luc Belingard                   Director                        October 30, 1996
Jean-Luc Belingard


/s/ Robert H. Hayes                      Director                        October 30, 1996
Robert H. Hayes


/s/ Donald R. Melville                   Director                        October 30, 1996
Donald R. Melville


/s/ Burnell R. Roberts                   Director                        October 30, 1996
Burnell R. Roberts


/s/ Georges C. St. Laurent, Jr.          Director                        October 30, 1996
Georges C. St. Laurent, Jr.


/s/ Carolyn W. Slayman                   Director                        October 30, 1996
Carolyn W. Slayman


/s/ Orin R. Smith                        Director                        October 30, 1996
Orin R. Smith


/s/ Richard F. Tucker                    Director                        October 30, 1996
Richard F. Tucker

                             -9-

                        EXHIBIT INDEX


Exhibit No.                           Exhibit


     5                Opinion of William B. Sawch, Esq.

    23(1)             Consent of Price Waterhouse

    99                The Perkin-Elmer Corporation 1996
                       Stock Incentive Plan